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                                                                   EXHIBIT 10.27


                                    eBay Inc.

              DESCRIPTION OF EXECUTIVE MANAGEMENT INCENTIVE PROGRAM

     eBay maintains an Executive Management Incentive Program for employees classified as Vice President and above (including its executive officers) designed to reward participants based on their individual performance and the company's financial performance. The program provides for (1) quarterly bonuses based on financial targets for each quarter and on achievement of quarterly individual goals, so long as minimum financial performance thresholds have been met, and (2) an annual bonus based solely on the company's attainment of annual financial targets. The quarterly and annual financial targets for the program are set by the Compensation Committee of eBay's Board of Directors and are currently based on the company's net revenue and pro forma net income.

     Total target bonus amounts for the company's executive officers (other than the CEO) currently range from 60% to 75% of base salary, depending upon position. The total target bonus amount for the company's Chief Executive Officer for 2004 is 100% of base salary. Bonus payments are paid in four quarterly components that in the aggregate are targeted to equal 50% of the total target bonus amount, and an annual component targeted to equal the remaining 50% of the total target bonus amount. Each of the quarterly bonus components can range from 0% to 160% of an executive's target opportunity for such quarterly component, based on the individual's performance and the company's financial performance during that quarter. The annual bonus component can range from 0% to 200% of an executive's target opportunity for the annual component, based on the company's financial performance during the year.